EXHIBIT 99.1

Arbitration Decision With SDC Entities Requires Align to Close Invisalign Stores

  Expects to Incur a Material Charge in the First Quarter
  Expects Minimal Impact on Align Revenues
  No Bearing on Long-Held Strategy to Connect Millions of Consumers with Invisalign Doctors

SAN JOSE, Calif., March 05, 2019 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ: ALGN) announced today the outcome of the arbitration of the claims asserted against it by SDC Financial LLC, SmileDirectClub LLC, and the Members of SDC Financial LLC other than the Company (collectively, the SDC Entities). By April 3, 2019, Align will close its Invisalign Stores, which were first piloted in November 2017 and expanded to a total of 12 stores by the end of 2018, as part of Align’s strategy to help millions of consumers connect with an Invisalign doctor to improve their smile with Invisalign® treatment.

“Since April 2018 Align has been engaged in an arbitration proceeding with the SDC Entities stemming from the claim that our Invisalign retail stores violate non-compete provisions applicable to the members of SDC Financial LLC, including Align,” said Joe Hogan, Align Technology president and CEO. “Throughout this process we have maintained that we have acted in good faith and integrity with regards to the SDC Entities and our contractual obligations. And we believe that what makes Invisalign Stores and every part of the Invisalign experience substantially different from SDC scan shops is our focus on a doctor’s office for treatment. While we are disappointed by the arbitrator’s decision, it has no bearing on our long-held strategy of educating millions of consumers worldwide on the benefits of a having better smile and connecting them directly with Invisalign providers. We’ll continue to raise consumer awareness and drive patients to doctor’s offices for great outcomes and great treatment experiences.”

As previously disclosed, the arbitration concluded on January 23, 2019.  The arbitrator issued his decision on March 4, 2019.  The arbitrator held that Align breached the non-compete provision applicable to the members of SDC Financial LLC, including that Align misused the SDC Entities’ confidential information and violated fiduciary duties to SDC Financial LLC.  The arbitrator ordered Align to close its Invisalign stores by April 3, 2019, and enjoined Align from opening new Invisalign stores or providing certain services in physical retail establishments in connection with the marketing and sale of clear aligners, and enjoined Align from using the SDC Entities’ confidential information.  The arbitrator extended the expiration date of the non-compete provision to August 18, 2022.  The arbitrator also ordered Align to tender its SDC Financial LLC membership interests to the SDC Entities for a purchase price equal to the capital account balance as of October 31, 2017, a price which is significantly below the current fair market value of such investment.  No financial damages were awarded to the SDC Entities. This decision does not impact Align’s existing supply agreement with SDC which remains in place through 2019.

Align is currently evaluating the financial impacts of closing its Invisalign stores and the divestiture of its equity investment in SDC. Align expects to record a material charge in the first quarter of 2019; however, Align does not expect the arbitrator’s decision to have a material impact on its revenues for the first quarter or on fiscal 2019. We expect to complete our evaluation of the financial impacts prior to the end of the first quarter.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Invisalign store closing (including the Align's expectations regarding the impact the arbitrator’s decision will have on Align’s revenues for the first quarter of 2019 or on fiscal 2019, the charges and costs associated with the closure of the Invisalign Stores, and Align’s expectations regarding the period in which such charges and costs will be recorded). These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs, and assumptions and are not guarantees of future performance. Although Align believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in Align’s Annual Report on Form 10-K filed on February 28, 2019. Align undertakes no obligation to revise or update publicly any forward looking-statements for any reason.

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align's products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com.

Align Technology
Madelyn Homick
(408) 470-1180
mhomick@aligntech.com

Zeno Group
Sarah Johnson
(828) 551-4201
sarah.johnson@zenogroup.com